Exhibit 10.1

ASA PROJECT

TERMS OF SENIOR SECURED

DEBTOR-IN-POSSESSION FINANCING FACILITY

Set forth below are the material terms of the debtor-in-possession financing facility to be made available by WestLB AG, New York Branch and certain other Prepetition Lenders (as defined herein). This Term Sheet is intended to enable the Borrowers (as defined herein) to borrow on an emergency basis, on the terms and subject to the conditions in this term sheet (the “Term Sheet”), up to the Interim Amount (as defined herein) and to serve, as applicable, as the principal terms and conditions of the Final DIP Agreement (as defined herein). This Term Sheet does not contain all the terms, conditions and other provisions of the Final DIP Agreement. Until approved by the Court (as defined herein), this Term Sheet does not constitute a commitment on behalf of the Postpetition Lenders or any of their affiliates to arrange or provide the DIP Revolving Facility (as defined herein) or any other financing.

WestLB AG, New York Branch is also the Administrative Agent under that certain Credit Agreement, dated as of February 6, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”), among the Borrowers, ASA Holdings as the Borrowers’ Agent, such lenders (the “Prepetition Lenders”), WestLB as Administrative Agent, First National Bank of Omaha as Collateral Agent, First National Bank of Omaha as the Accounts Bank, WestLB AG, New York Branch, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, First National Bank of Omaha and Standard Chartered Bank, as Co-Syndication Agents and Lead Arrangers and CIT Capital USA INC. and ING Capital LLC, as Co-Documentation Agents and Lead Arrangers.

Administrative Agent, Lead Arranger and Sole Lead Bookrunner:	WestLB AG, New York Branch (“WestLB” or, as it relates to the DIP Facilities, the “Postpetition Agent”).

Postpetition Lenders	WestLB and certain other Prepetition Lenders.

Borrowers:	Each of ASA Albion, LLC, ASA Bloomingburg, LLC, ASA Linden, LLC (each, a “Project OpCo” and together, the “Project OpCos”) and ASA OpCo Holdings, LLC (“ASA Holdings” and, together with the Project OpCos, the “Borrowers”) on a joint and several basis, and debtors-in-possession in the cases (the “Cases”) pending under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and filed with the United States Bankruptcy Court for the District of Delaware (the “Court”).

DIP Revolving Facility:

The Postpetition Lenders shall provide the Borrowers with a revolving credit facility (the “DIP Revolving Facility”) providing for extensions of credit in an aggregate amount not to exceed $20 million (the “DIP Revolving Commitment Amount”) in the form of revolving credit loans or letters of credit. Subject to all of the terms and conditions hereof, upon the entry of an order (the “Interim Order”) by the Court substantially in the form attached as Exhibit A, availability under the DIP Revolving Facility shall not exceed $10 million (the “Interim Amount”) unless a debtor-in-possession revolving credit agreement acceptable to the Postpetition Lenders in their sole discretion containing all of the terms and conditions hereof and any additional terms requested by the Postpetition Lenders not inconsistent herewith (the “Final DIP Agreement”) is (a) executed by the Borrowers and (b) approved by the Court pursuant to the Final Order (as defined herein).

Subject to the preceding limitations, the amount available at any time for revolving loans and letters of credit under the DIP Revolving Facility (the “Available Amount”) shall be an amount equal to (x) the lesser of (i) the DIP Revolving Commitment Amount (or the Interim Amount if a Final Order (as defined herein) has not yet been entered) and (ii) after the Final Order has been entered, the Borrowing Base (as defined herein) less (y) the sum of (A) the then outstanding revolving credit loans and letters of credit under the DIP Revolving Facility and (B) reserves instituted by the Postpetition Lenders in their reasonable discretion; provided that up to 20% of the DIP Revolving Commitment Amount (or the Interim Amount if a Final Order has not yet been entered) may be drawn even if clause (ii) above has not been satisfied.

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Notwithstanding any other provision, the aggregate available amounts of outstanding letters of credit at any time that are issued as part of the DIP Revolving Facility shall not exceed 50% of the Available Amount (the “LC Subcap”).

If an Operating Loss Trigger Event (as defined below) occurs, the Postpetition Lenders shall have the right to terminate the DIP Revolving Facility.

All borrowings by the Borrowers, all Expenses (as described below) of the Postpetition Lenders and all other obligations owed to the Postpetition Lenders, in each case, under the DIP Revolving Facility, shall be directly charged to the loan account.

Purpose and Use of Proceeds:	The DIP Revolving Facility is intended to enable the Borrowers to borrow, on the terms and subject to the conditions set forth in this Term Sheet, up to the Interim Amount or the DIP Revolving Commitment Amount, as applicable, in order to fund working capital needs of the Borrowers, including corporate overhead allocations consistent with the Budget. All loans under the DIP Revolving Facility will be used in accordance with a rolling 13 week cash flow forecast provided monthly to and approved in good faith by the Postpetition Lenders holding more than 50% of the DIP Revolving Facility commitments (the “Required Postpetition Lenders”) (such approved forecast, the “Budget”), it being understood that such forecast shall be deemed approved within 5 business days after its receipt by the Postpetition Agent if (a) the Postpetition Lenders and their financial advisor have had a conference call to discuss such forecast and (b) the Required Postpetition Lenders or their financial advisor have not notified the Borrowers otherwise in writing. The Budget may be modified only with the prior written consent of the Required Postpetition Lenders, it being understood that such modifications

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to the Budget shall be deemed approved within 5 business days after the receipt of the modified Budget by the Postpetition Agent if (a) the Postpetition Lenders and their financial advisor have had a conference call to discuss such modified Budget and (b) the Required Postpetition Lenders or their financial advisor have not notified the Borrowers otherwise in writing.

The Budget shall include specific line items and amounts and details as reasonably requested by the Required Postpetition Lenders. Items on the Budget that are subject to Court approval shall not be funded until approved by the Court, and inclusion and acceptance of any such item is not a waiver of any party’s objection thereto.

Maturity Date:	Unless accelerated as a result of an Event of Default (as defined herein), the DIP Revolving Facility will expire and the borrowings thereunder will be immediately due and payable upon the earlier of (i) the date 6 months (as the same may be extended, with the prior written approval of the Required Postpetition Lenders, to 9 months and/or 12 months) from the date of the Interim Order, (ii) 45 days after the date of entry of the Interim Order if the Final Order has not been entered by such date; (iii) the closing date of any sale of any Borrower or all or substantially all of the assets of such Borrower pursuant to section 363 of the Bankruptcy Code in the Cases that has been approved by an order of the Court, and (iv) the effective date of a plan of reorganization in the Cases that has been confirmed by an order of the Court (such confirmation order shall not discharge any of the obligations of the Borrowers to the Postpetition Lenders under the DIP Revolving Facility other than after payment in full of such obligations) (such date being the “Maturity Date”).

Interest Rate:	LIBOR (subject to a floor of 4%) + Applicable Spread or Base Rate (as defined below) (subject to a floor of 4%) + Applicable Spread.

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The initial borrowing shall bear interest at the Base Rate (subject to a floor of 4%) + Applicable Spread, convertible to LIBOR (subject to a floor of 4%) + Applicable Spread upon no less than three (3) Business Days advance written request from the Borrowers to the Administrative Agent.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (ii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate.” The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

If any Event of Default occurs and is continuing under the DIP Revolving Facility, then the Borrowers will pay interest on the unpaid balance of loans outstanding at a per annum rate two percent (2%) greater than the rates of interest specified above.

Applicable Spread:

For LIBOR: 1000 basis points, provided that the Applicable Spread shall, assuming the Maturity Date is extended, increase by 200 basis points on and after 6 months after the date of the Interim Order and by another 200 basis points on and after 9 months after the date of the Interim Order.

For Base Rate: 800 basis points, provided that the Applicable Spread shall, assuming the Maturity Date is extended, increase by 200 basis points on

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and after 6 months after the date of the Interim Order and by another 200 basis points on and after 9 months after the date of the Interim Order.

Interest Payments:	Interest shall be payable monthly in arrears, upon prepayment thereof and at maturity.

Borrowing Base:	To be agreed to in connection with the negotiation of the Final DIP Agreement.

Mandatory Prepayment:

Usual and customary for such debtor-in-possession loans, including without limitation the following:

(a) To the extent the outstanding principal amount of revolving loans plus available amounts under letters of credit issued under the DIP Revolving Facility exceeds the then then-effective DIP Revolving Commitment Amount or the Available Amount, then the Borrower shall immediately prepay such excess amount; and

(b) To the extent monthly financial results of the Borrowers over any two consecutive month period show an aggregate operating loss (to be defined in the loan documentation) (such an event, an “Operating Loss Trigger Event”), then all outstanding loans under the DIP Revolving Facility shall be prepaid and letters of credit issued under the DIP Revolving Facility shall be cash collateralized upon receipt of receivables and/or payments for the sale of inventory.

Any prepayments of the DIP Revolving Facility shall first be applied to prepay outstanding loans under the DIP Revolving Facility and then cash collateralize any letters of credit issued under the DIP Revolving Facility.

Structuring Fee:	0.5% of the aggregate principal amount of the DIP Revolving Facility, payable to WestLB for its own account on the closing date of the DIP Revolving Facility.

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Underwriting Fee:	0.5% of the aggregate principal amount of the DIP Revolving Facility, payable on the closing date of the DIP Revolving Facility only to those Postpetition Lenders that underwrite the DIP Revolving Facility commitments on or prior to the date of the Interim Order approving this DIP Revolving Facility.

Facility Fee:	2.0% of the aggregate principal amount of the DIP Revolving Facility, payable to the Postpetition Lenders.

Commitment Fee:	2.0% per annum, payable monthly in arrears on the daily average undrawn portion of the DIP Revolving Facility.

Letter of Credit Fronting Fee:	1.0% per annum, payable monthly in arrears on the daily average undrawn portion of the letters of credit issued under the DIP Revolving Facility to the issuing bank.

Letter of Credit Availability Fee:	A rate per annum equal to (a) 50% of the Applicable Spread specified above for the DIP Revolving Facility loans minus (b) the Letter of Credit Fronting Fee, payable monthly in arrears on the daily average undrawn portion of the letters of credit issued under the DIP Revolving Facility to the Postpetition Lenders that participate in such letters of credit.

Nature of Fees:	Non-refundable under all circumstances.

Security:

The Postpetition Lenders shall be entitled to the following security:

(a)    Priming Liens. Subject to the Carve-Out (as defined below), pursuant to section 364(d)(1) of the Bankruptcy Code, fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected, priming security interests in and liens upon (the “Priming Liens”) all existing and after acquired

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real and personal, tangible and intangible property of the Borrowers, and a pledge of the equity interest in or of the Borrowers, in each case that constitutes Collateral under the Prepetition Credit Agreement (the “Priming Lien Collateral”), which shall be senior in all respects to the interests in and liens upon such property of, without limitation, the Prepetition Lenders.

(b)    First Liens. Subject to the Carve-Out (as defined below), pursuant to section 364(c)(2) of the Bankruptcy Code, fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected, security interests in and liens upon (the “First Liens” and collectively, with the Priming Liens, the “Financing Liens”) all existing and after acquired real and personal, tangible and intangible property of the Borrowers, and a pledge of the equity interest in or of the Borrowers, in each case that does not constitute Collateral under the Prepetition Credit Agreement, whether created, existing, or acquired prior or subsequent to the commencement of the Cases, excluding all causes of action arising under Chapter 5 of the Bankruptcy Code and any and all proceeds thereof (the “First Lien Collateral” and together with the Priming Lien Collateral, the “Collateral”), except for Bankruptcy Code section 549 causes of action.

The Financing Liens are subject only to (i) non-avoidable, valid, enforceable and perfected Permitted Liens (as defined in the Prepetition Credit Agreement) in existence on the date the Cases are commenced (the “Petition Date”), (ii) non-avoidable, valid, enforceable and perfected liens that are capitalized leases, purchase money security interests or mechanics’ liens in existence on the Petition Date, (iii) non-avoidable,

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valid, enforceable liens that are capitalized leases, purchase money security interests or mechanics’ liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, and (iv) rights of setoff permitted under section 6 of each Master Agreement (as defined in the Prepetition Credit Agreement); provided, however, that notwithstanding the Finance Liens, the Borrowers’ professionals may use and apply any retainer held by such professionals to allowed fees.

Priority:	Subject to the Carve-out, pursuant to section 364(c)(1) of the Bankruptcy Code, all amounts owing by the Borrowers under the DIP Revolving Facility in respect thereof at all times will constitute allowed superpriority administrative expense claims in the Borrowers’ respective Cases, having priority over all administrative expenses or other claims of the kind specified in sections105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 or 1114 of the Bankruptcy Code (“Superpriority”), subject to the Carve-out (as defined herein); provided , that the Superpriority claims may not be paid out of the proceeds of any avoidance actions arising under Chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action.

Postpetition Lien Perfection:	The Interim Order shall provide that it is sufficient and conclusive evidence of the validity, perfection, and priority of the Financing Liens without the necessity of filing or recording any financing statement or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any action (including, for the avoidance of doubt, entering into any deposit account control agreement) to validate or perfect the Financing Liens or to entitle the Postpetition Lenders to the priorities granted herein. Notwithstanding the foregoing, the Postpetition

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Lenders may take action, and shall be granted relief from the automatic stay, to evidence, confirm, validate or perfect, or to insure the contemplated priority of, the Financing Liens granted to the Postpetition Lenders, and the Borrowers shall execute and deliver to the Postpetition Lenders all such financing statements, mortgages, notices and other documents as the Postpetition Lenders may reasonably request in connection therewith.

Carve-out:	The Financing Liens, superpriority claim and any adequate protection liens and claims granted under the Interim Order and the Final Order shall be junior and subordinate to (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 § U.S.C. 1930, (ii) all accrued but unpaid fees and expenses of the attorneys, accountants or other professionals retained by the Borrowers and any statutory committee(s) appointed in the Borrowers’ Chapter 11 Cases under section 327 or 1103(a) of the Bankruptcy Code (collectively, the “Professionals”), allocable to the Borrowers under and to the extent set forth in the Budget and incurred prior to the delivery of notice of an Event of Default, (iii) an amount not exceeding $1 million in the aggregate, which amount may be used after the occurrence and during the continuation of an Event of Default, to pay the allowed fees and expenses of professionals retained by the Borrowers and any statutory committee appointed in the Cases, but in each case only for work allocable to the Borrowers and their Cases, and approved by the Court; provided, however, that the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code in accordance with the Budget, and the Carve-out shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred in a Budget period (to the extent ultimately allowed by the Bankruptcy Court)

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prior to the occurrence of an Event of Default in respect of which the Carve-out is invoked; and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation sought by the Professionals.

Neither the proceeds of the DIP Revolving Facility nor the Carve-out may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to (i) the DIP Revolving Facility or the security interests and liens of the Postpetition Lenders with respect thereto or otherwise litigate against the Postpetition Lenders or (ii) the Prepetition Credit Agreement or the security interests and liens of the Prepetition Lenders with respect thereto or otherwise litigate against the Prepetition Lenders.

Conditions of Initial Extension of Credit:

The obligation to provide an initial extension of credit under the DIP Revolving Facility shall be subject to the satisfaction of the following conditions:

(a)    There shall have been no material adverse change in the business, assets, operations, condition (financial or otherwise), properties, contingent and other liabilities, material agreements, profits or financial position of the Borrowers as determined by the Postpetition Lenders in their sole discretion other than (a) the commencement of the Cases and (b) the continuation of the circumstances giving rise to the filing thereof, so long as the Postpetition Lenders has been made aware as of the date hereof of all such circumstances;

(b)    The Interim Order shall have been entered by the Court no later than December 3, 2008, (a) approving this Term Sheet and the

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DIP Revolving Facility, (b) granting superpriority claim status and the Financing Liens in favor of the Postpetition Lenders in accordance with this Term Sheet, (c) finding that the DIP Revolving Facility was negotiated at arms’ length and in good faith and providing the Postpetition Lenders with all of the protections of 364(e) of the Bankruptcy Code, (d) prohibiting other security interests and liens on the Collateral, except as expressly permitted in this Term Sheet, (e) requiring the Borrowers to pay the DIP Revolving Facility on maturity or upon the acceleration due to an Event of Default, and (f) lifting the automatic stay pursuant to section 362 of the Bankruptcy Code to permit the Borrowers to perform their obligations and the Postpetition Lenders to exercise its rights and remedies with respect to the DIP Revolving Facility in accordance with the Term Sheet, which Interim Order shall not have been appealed, stayed, reversed or modified;

(c)    The ASA Debtors shall have delivered to the Postpetition Agent a Budget in form and substance satisfactory to the Postpetition Lenders;

(d)    All outstanding Expenses (described below) shall be paid in full; and

(e)    Due, sufficient and proper notice of the DIP Motion and of the proposed Interim Order or Final Order, as the case may be, has been or will be given to all parties in interest entitled to receive such notice.

The Final DIP Agreement shall contain other conditions to borrowing customary for a transaction of this type.

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Prior to entry of the Final Order, the Postpetition Lenders shall have received all information reasonably requested from the Borrowers, including, without limitation, the Budget and the Borrower’s 2009 business plan (the “Business Plan”) reflecting a chapter 11 filing and in form and substance that is reasonably acceptable to the Required Postpetition Lenders to include but not limited to (a) monthly profit and loss statement, (b) a monthly balance sheet, and (c) monthly cash flow statement.

Conditions of Each Extension of Credit:

The obligation to provide each extension of credit under the DIP Revolving Facility (including the initial extension of credit, except as noted) shall be subject to the satisfaction of the following conditions:

(a)    With respect to extensions of credit under the DIP Revolving Facility, the total amount outstanding under the DIP Revolving Facility (including the requested new borrowing) shall not exceed the Available Amount;

(b)    The Interim Order or the Final Order, as the case may be, shall be in full force and effect and shall not have been reversed, modified, amended or stayed (or application therefor made), except for modifications and amendments that are acceptable to the Postpetition Lenders;

(c)    No Event of Default or event that would become an Event of Default with the giving of notice or passage of time or both (a “Default”) shall have occurred and be continuing;

(d)    Representations and warranties in the Term Sheet and/or the Final DIP Agreement, as applicable, shall be true and correct in all material respects at the date of each

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extension of credit as if made on such date (except if such representation or warranty specifically relates only to a prior date);

(e)    Receipt of a notice of borrowing from the Borrower. The request for and the acceptance of each extension of credit by the Borrower shall constitute a representation and warranty that the conditions to each extension of credit shall have been satisfied;

(f)     No administrative claim that is senior to or pari passu with the superpriority claims of the Postpetition Lenders shall exist, except the Carve-out;

(g)    The Postpetition Lenders shall have received all information reasonably requested from the Borrowers;

(h)    From and after the entry of the Final Order, the Borrowers have adjusted the Borrowing Base consistent with the terms hereof and have provided to the Postpetition Agent a Borrowing Base certificate, in form and substance satisfactory to the Postpetition Agent, setting forth the Borrowing Base as of the date immediately preceding such extension of credit; and

(i)     An Operating Loss Trigger Event shall not have occurred.

The Final DIP Agreement shall contain other conditions to borrowing customary for a transaction of this type.

Representations and Warranties:	Usual and customary for a transaction of this type, including representations and warranties with respect to continued effectiveness of the Interim Order or the Final Order, as applicable;

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Covenants:	Usual and customary for such debtor-in-possession loans. The covenants shall include: (i) delivery each week of an updated rolling 13 week cash flow forecast in the same form, and with the same level of detail, as the Budget (it being understood however that lender approval of the Budget shall only be required once a month as specified under “Purpose and Use of Proceeds”), (ii) the delivery within two business days after the end of each week a report setting forth, in a form and in sufficient detail satisfactory to the Postpetition Agent, a comparison of the actual results to the Budget; (iii) the delivery within 20 days after the end of each month a report setting forth, in a form and in sufficient detail satisfactory to the Postpetition Agent, the operational and financial results of the Borrowers for such month; (iv) delivery of a monthly profit and loss statement, monthly balance sheet and monthly cash flow statement; and (v) from and after entry of a Final Order, a weekly maximum cash budget variance covenant acceptable to Required Postpetition Lenders.

Events of Default:	The DIP Revolving Facility will terminate and all amounts owing thereunder will immediately be due and payable without action or notice if any of the following (each an “Event of Default”) shall occur: (i) a chapter 11 trustee is appointed with respect to any of the Borrowers’ Cases; (ii) a responsible officer is appointed with respect to any of the Borrowers’ Cases; (iii) an examiner with expanded powers is appointed with respect to any of the Borrowers’ Cases; (iv) conversion of any of the Borrowers’ Cases to a case under Chapter 7 of the Bankruptcy Code; (v) any of the Borrowers’ Cases is dismissed; (vi) the granting of relief from the automatic stay to any creditor as to any assets which have an aggregate value in excess of $1 million or that could reasonably be expected to have an adverse impact on any of the Borrowers’ businesses; (vii) a motion is approved granting a party a

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superpriority claim which is senior or pari passu with the Postpetition Lenders’ claims under the DIP Revolving Facility; (viii) entry of an order without the prior consent of the Postpetition Lenders amending, supplementing or otherwise modifying the Interim Order; (ix) reversal, vacatur or stay of the effectiveness of the Interim Order; (x) payment of or granting adequate protection with respect to any prepetition debt or claim (other than as approved by the Postpetition Lenders and the Court); (xi) impairment of the Financing Liens or superpriority claims granted with respect to the DIP Revolving Facility in any respect; (xii) from and after entry of a Final Order (as defined below), a Covenant (as described herein) is violated which, in the case of an affirmative Covenant, is not cured within 30 days, provided, however, that the 30 day cure period shall not apply to any reporting covenant or covenant to comply with EBITDA performance under the Business Plan and cash flow performance under the Budget; (xiii) an event occurs after the Petition Date that has a materially adverse effect on the business, assets, liabilities, operations, conditions (financial or otherwise) or properties of any of the Borrowers; (xiv) any of the Borrowers terminate or reject a material contract in any of the Cases without the prior written consent of the Postpetition Lenders; (xv) a Final DIP Agreement consistent with the terms contained herein is not agreed to and finalized, or any other documentation related thereto is not finalized by the date that is 5 business days before the hearing on the Final DIP Agreement; (xvi) an order, reasonably acceptable to the Postpetition Lenders, in its sole discretion, approving the Final DIP Agreement (the “Final Order”), has not been entered by the Court by the date that is forty-five (45) days (or such longer period as agreed to by the Postpetition Lenders and the Borrowers) after the date on which the Interim Order is entered; (xvii) any proceeds of the DIP Revolving Facility are utilized other than for the

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specific purposes and budget line contained in the applicable Budget; (xiii) the Borrowers fail to pay any Interest, Fees, Expenses or other amounts to the Postpetition Lenders within three (3) business days when due; (xix) from and after entry of a Final Order, the Borrowers fail to comply with certain financial covenants to be agreed to by the Postpetition Lenders and Borrowers related to the Budget and Business Plan; (xx) any of the Borrowers breaches any other provision of this Term Sheet; (xxi) the Court approves/directs marshaling of the assets/Collateral; or (xxii) from and after entry of a Final Order, exceeding the maximum weekly cash budget variance covenant.

The Final DIP Agreement will contain additional Events of Default to be agreed that are usual and customary for debtor-in-possession loans.

Remedies Upon Event of Default:

If an Event of Default shall have occurred and is continuing, the Postpetition Lenders’ obligations to provide funding under the DIP Revolving Facility shall cease immediately and, after the Borrowers and the official committee of unsecured creditors appointed in these cases (the “Committee”) have received five (5) business days’ notice thereof, the principal of and all accrued interest and fees and all other amounts owed to the Postpetition Lenders under the Interim Order, the Final Order or the Final DIP Agreement shall be immediately due and payable, and the Postpetition Lenders shall have the rights and remedies provided in the Interim Order, the Final Order or the Final DIP Agreement, as applicable.

Notwithstanding the occurrence of an Event of Default or any other event, all of the rights, remedies, benefits, and protections provided to the Postpetition Lenders under the Interim Order, the Final Order, or the Final DIP Agreement shall survive the occurrence of an Event of Default.

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Proceeds of Subsequent Financing or Sale:	If at any time prior to the repayment in full of all obligations arising under the DIP Revolving Facility, including subsequent to the confirmation of any plan in the Cases, any of the Borrowers, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall obtain credit or incur debt pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of the Interim Order or the Final Order or shall receive proceeds from a sale of Collateral pursuant to section 363(b) of the Bankruptcy Code, or from a sale of any other Collateral after the satisfaction of liens that are senior to those of the Postpetition Lenders, then all of the cash proceeds derived from such credit, debt, or sale shall immediately be turned over to the Postpetition Lenders for the reduction of the DIP Revolving Facility. Upon the full satisfaction of the obligations under the DIP Revolving Facility, excess proceeds, if any, shall be immediately turned over to the Borrowers for the pro rata reduction of obligations under the Prepetition Credit Agreement in accordance with its terms and conditions, so long as the Prepetition Indebtedness and/or Prepetition Liens are not then subject to a Challenge (as defined in the Interim Order) or have not been invalidated pursuant to a final and non-appealable order.

Modification of the Automatic Stay:	For purposes of the Interim Order and the Postpetition Lenders’ exercise of any and all of their remedial rights upon the occurrence and during the continuance of an Event of Default, the automatic stay imposed by section 362(a) of the Bankruptcy Code shall be automatically vacated and modified after five (5) business days’ prior notice to the Borrowers and the Committee.

Further Assurances:	The terms and conditions set forth in this Term Sheet and all other provisions not contained herein, as set forth in the Final DIP Agreement, shall be subject to the Postpetition Lenders’ approval, at their reasonable discretion. The Borrowers shall execute

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any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that the Postpetition Lenders may reasonably request, in order to effectuate the transactions contemplated by the Term Sheet, the Final DIP Agreement, or the Interim Order and in order, to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Term Sheet, the Final DIP Agreement or the Interim Order.

Other Terms:	The Final DIP Agreement will provide additional terms that are usual and customary for debtor-in-possession loans.

No Marshaling:	The Postpetition Lenders shall not be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to any of the Collateral.

Section 552(b):	The Postpetition Lenders shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Postpetition Lenders with respect to proceeds, products, offspring or profits of any of the Collateral.

Expenses:	The Borrowers shall reimburse the Postpetition Lenders for all reasonable out-of-pocket costs and expenses incurred in connection with the transaction, including, without limitation, related due diligence and preparation, negotiation, execution, delivery administration and enforcement of the definitive documentation and ongoing expenses related to the DIP Revolving Facility and the Cases, including, but not limited to, the reasonable fees, charges and disbursements of counsel and any financial advisors for the Postpetition Lenders.

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As part of the adequate protection provided to the Prepetition Lenders in connection with their interests in the Priming Lien Collateral, the ASA Debtors shall pay the fees and expenses of the Prepetition Agents, the Accounts Bank (as defined in the Prepetition Credit Agreement) and the Prepetition Lenders under the Prepetition Credit Agreement, including, but not limited to, the reasonable fees (including retainers), charges and disbursements of the Prepetition Agents, the Accounts Bank, and the Prepetition Lenders, counsel and financial consultants for the Prepetition Agents, the Accounts Bank, and the Prepetition Lenders, taken as a whole, whether incurred prior to or subsequent to the Petition Date.

All fees and expenses discussed in the preceding two paragraphs shall be paid after copies of invoices (which shall set forth such fees and expenses in reasonable detail) for any applicable professional are provided to the ASA Debtors and the Committee and neither the ASA Debtors nor the Committee interpose any written objection (delivered to such professional) to such invoices within fifteen (15) days of delivery by the relevant professional to the ASA Debtors and the Committee, provided that, to the extent an objection to any such invoices is interposed within the foregoing fifteen (15) day period, the applicable professional shall be paid those fees and expenses for which there is no objection and the objecting party and the applicable professional shall seek to resolve any such objection within ten (10) days of such objection and, if the objection cannot be resolved either the professional or the objecting party shall be permitted to seek a ruling by the Court as to the reasonableness of such fees and/or expenses on at least five (5) business days’ notice.

Indemnification:	The Borrowers shall indemnify the Postpetition Lenders and their affiliates, officers, directors, employees, and agents for any claim, damage, loss,

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liability or out-of-pocket expense (including fees and disbursements of counsel to the indemnitees) arising out of the transactions contemplated under the DIP Revolving Facility or the use or proposed use of proceeds of any loans, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such indemnified party’s gross negligence or willful misconduct.

Yield Protection and Increased Costs:	Standard yield protection and indemnification, including capital adequacy requirements, will be incorporated into the Final DIP Agreement that will satisfactorily compensate the Postpetition Lenders in the event that any changes in law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

Assignments and Participations:	The Postpetition Lenders may (a) sell or assign all or any portion of its commitment and/or loans and (b) grant participations in all or any of its loans, in each case accordance with the provisions of the Prepetition Credit Agreement.

Governing Law:	This Term Sheet, the DIP Revolving Facility and all documentation in connection with the DIP Revolving Facility shall be governed by the laws of the State of New York applicable to agreements made and performed in such state, except as governed by the Bankruptcy Code.

21

Exhibit A

Interim Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Case No. 08-12606 (BLS)
)
VERASUN ENERGY CORPORATION, et al.,	)	Chapter 11
)
Debtors.	)
)
	)	Joint Administration

INTERIM ORDER (i) AUTHORIZING DEBTORS TO OBTAIN

POST-PETITION FINANCING TO FUND THE ASA FACILITIES

(ii) GRANTING ADEQUATE PROTECTION TO PRE-PETITION SECURED

LENDERS AND (iii) SCHEDULING INTERIM AND FINAL HEARINGS

Upon the motion (the “Motion”) filed November 5, 2008, of the debtors and debtors in possession in the above-captioned cases (collectively the “Debtors”), by and through their proposed undersigned attorneys, for entry of an interim order pursuant to sections 105, 361, 362, and 364 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), requesting, among other things:

a.	authorization for the ASA Debtors[1] to obtain post petition financing up to the aggregate principal amount of US $20,000,000 (the “DIP Financing”), with the initial availability not to exceed US $10,000,000 (the “Interim Amount”),

[1]	The ASA Debtors consist of the following entities: ASA Albion, LLC; ASA Bloomingburg, LLC; ASA Linden, LLC; ASA OpCo Holdings, LLC.

pursuant to a revolving credit facility (the “DIP Revolving Facility”) with the WestLB AG, New York Branch (“WestLB”), acting as Administrative Agent, Lead Arranger and Sole Lead Bookrunner (in such capacity, the “Postpetition Agent”) for itself and a syndicate of financial institutions (together with WestLB, the “Postpetition Lenders”);

b.	that this Court approve the borrowings pursuant to the terms and conditions of that certain term sheet dated as of December , 2008 (the “DIP Financing Term Sheet”),[2] a copy of which is attached as Exhibit “A” hereto, among the ASA Debtors, the Postpetition Agent and the Postpetition Lenders, and any documents executed in connection therewith, and authorize the ASA Debtors to execute and deliver, from time to time, all such documents, instruments and agreements, and perform other such acts as may be required, necessary or desirable in connection with the DIP Financing Term Sheet, including, without limitation, the payment of all fees, interest and charges required under the DIP Financing Term Sheet;

c.	the granting of adequate protection to the administrative agent and the collateral agent (the “Prepetition Agents”) and the lenders (the “Prepetition

[2]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the DIP Financing Term Sheet.

Lenders”) under the Prepetition Credit Agreement3 for the use of, and diminution in, the value of the Prepetition Collateral (as defined herein) and for, inter alia, the use of Cash Collateral (as such term is defined in the Bankruptcy Code), which supplements the adequate protection granted to the Prepetition Lenders in the WestLB Cash Collateral Order (as defined in the Motion);

d.	the granting to the Postpetition Lenders of the Financing Liens (as defined below) in all existing and after acquired real and personal, tangible and intangible, property of the ASA Debtors (excluding all causes of action arising under Chapter 5 of the Bankruptcy Code including the proceeds thereof, except for Bankruptcy Code section 549 causes of action), and any and all proceeds thereof;

e.	the granting to the Postpetition Lenders, in accordance with section 364(c)(1) of the Bankruptcy Code, superpriority administrative claim status in respect of

[3]	The Prepetition Credit Agreement means that certain Credit Agreement dated as of February 6, 2006 (as amended, restated, supplemented or otherwise modified from time to time), among the ASA Debtors, as the Borrowers, ASA OpCo Holdings, LLC, as Borrowers’ Agent, WestLB AG, New York Branch, as Administrative Agent to the Lenders (as defined in the Prepetition Credit Agreement), each of the Lenders from time to time party thereto, First National Bank of Omaha, as Collateral Agent for the Senior Secured Parties and as Accounts Bank, WestLB AG, New York Branch, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, First National Bank of Omaha and Standard Chartered Bank, as Co-Syndication Agents and Lead Arrangers and CIT Capital USA Inc. and ING Capital LLC, as Co-Documentation Agents and Lead Arrangers. The Prepetition Credit Agreement together with the related pledge and security agreements, mortgages, deeds of trust, security documents, consent and agreement documents, and other loan documentation shall be defined herein as the “Prepetition Financing Documents.”

all amounts owing by the ASA Debtors under the DIP Revolving Facility, having priority over all administrative expenses or other claims of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 or 1114of the Bankruptcy Code (“Superpriority”), subject to the Carve-out (as defined below);

f.	pursuant to Bankruptcy Rule 4001, that an interim hearing (the “Interim Hearing”) on the Motion be held before this Court to consider entry of this proposed interim order (the “Interim Order”), authorizing the ASA Debtors to borrow up to the Interim Amount, on an interim basis through and including the date of the Final Hearing (as defined below);

g.	that this Court schedule a final hearing (the “Final Hearing”) to be held within 40 days of the entry of the Interim Order to consider the Motion pursuant to sections 361, 362, 363 and 364 of the Bankruptcy Code for a final order (the “Final Order”) authorizing a debtor-in-possession revolving credit facility acceptable to the Postpetition Lenders in their sole discretion containing all of the relevant terms and conditions of the DIP Financing Term Sheet and any additional terms requested by the Postpetition Lenders not inconsistent with the DIP Financing Term Sheet (the “Final DIP Agreement”), and approve the form of notice as to the Final Hearing; and

h.	granting to the ASA Debtors such further relief as is just and proper.

The Court having considered the Motion and the exhibits attached thereto, including, without limitation, the DIP Financing Term Sheet; and the Interim Hearing having been held and concluded on December     , 2008; and upon all of the pleadings filed with the Court, all evidence presented in support of this Interim Order, and all of the proceedings held before the Court; and after due deliberation and consideration and good and sufficient cause appearing therefore,

THE COURT HEREBY FINDS:

A. On October 31, 2008 (the “Petition Date”), VeraSun Energy Corporation (the “Parent”) and the other Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (together, the “Chapter 11 Cases”). The Debtors are now operating their businesses and managing their properties as debtors-in-possession pursuant to Bankruptcy Code sections 1107(a) and 1108. The Chapter 11 Cases are being jointly administered under Case No. 08-12606 (BLS).

B. On November 14, 2008, Office of the United States Trustee (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Committee”). No trustee or examiner has been appointed in any of the Debtors’ Chapter 11 Cases.

C. Consideration of this Motion constitutes a “core proceeding” as defined in 28 U.S.C. §§ 157(b)(2). This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D. Notice of the Interim Hearing and the relief requested in the Motion has been given to (a) the U.S. Trustee; (b) Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112, Attention: Howard Seife, Esq. and N. Theodore Zink, Jr., Esq., counsel to WestLB AG, New York Branch; (c) those parties listed on the Consolidated List of Creditors Holding

Largest Thirty Unsecured Claims Against the Debtors, as identified in connection with the Debtors’ chapter 11 petitions; and (d) all other parties with liens of record on assets of the ASA Debtors as of the Petition Date. Given the nature of the relief sought in the Motion, the Court concludes that the foregoing notice was sufficient and adequate under the circumstances and complies with Bankruptcy Rule 4001 in all respects for purposes of entering this Interim Order.

E. Subject to Paragraph 23 below, the ASA Debtors acknowledge, admit and confirm the following as of the Petition Date:

1. Pursuant to the Prepetition Credit Agreement, the Prepetition Agents and the Prepetition Lenders made certain loans, advances and other financial accommodations, to the ASA Debtors to fund, among other things, the construction of each Project (as defined in the Prepetition Credit Agreement) and the operations of the ASA Debtors.

2. Pursuant to the Prepetition Credit Agreement and other Prepetition Financing Documents, the ASA Debtors were, as of the Petition Date, indebted to the Prepetition Agents and the Prepetition Lenders for the aggregate principal amount of the Prepetition Indebtedness (as defined below) of not less than $262,200,000, excluding accrued but unpaid interest, costs, fees and expenses.

3. For purposes of this Interim Order, the term “Prepetition Indebtedness” shall mean and include, without duplication, any and all amounts owing or outstanding under the Prepetition Credit Agreement or any other prepetition financing document, interest on, fees and other costs, expenses and charges owing in respect of, such amounts (including, without limitation, any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other prepetition financing document), and any and all obligations and liabilities, contingent or otherwise, owed in respect of the letters of credit or other loan obligations outstanding thereunder.

4. Pursuant to certain security agreements, deposit account control agreements, mortgages, deeds of trust, collateral assignments of contracts, guaranty agreements and other documents and agreements (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Prepetition Security Documents”), and the other Prepetition Financing Documents, including any promissory notes, the (i) ASA Debtors granted first priority Liens and continuing pledges and security interests in substantially all of the ASA Debtors’ assets and (ii) VeraSun Energy Corporation pledged its equity interests in ASA OpCo Holdings, LLC (as hereinafter defined, the “Prepetition Collateral”) to and/or for the benefit of the Prepetition Agents and Prepetition Lenders to secure the Prepetition Indebtedness (collectively, the “Prepetition Liens”). For the avoidance of doubt, the term “Prepetition Collateral” shall refer to (i) collateral in or upon which a lien or other security interest has been granted in favor or for the benefit of the Prepetition Agents and the Prepetition Lenders in connection with, pursuant to or under the Prepetition Credit Agreement and the other Prepetition Financing Documents, and (ii) any Prepetition Collateral provided under any Prepetition Financing Documents, including that described in this subparagraph, that existed as of the Petition Date and at any time prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds, products, offspring, rents and profits.

5. The Prepetition Financing Documents are valid and binding agreements and obligations of the ASA Debtors, and the Prepetition Liens (i) constitute valid, binding, enforceable and perfected first priority security interests and liens, subject only to the Permitted Liens (as defined in the Prepetition Credit Agreement), but only to the extent such Permitted Liens are valid, enforceable, non-avoidable liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law and which are senior in priority to the Prepetition Liens under applicable law and after giving effect to any applicable subordination or intercreditor agreements, and (ii) are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

6. (i) The Prepetition Indebtedness constitutes the legal, valid and binding obligation of the ASA Debtors, enforceable in accordance with its terms; (ii) no objection, offset, defense or counterclaim of any kind or nature to the Prepetition Indebtedness exists, and the ASA Debtors shall not assert any claim, counterclaim, setoff or defense of any kind, nature or description that would in any way affect the validity, enforceability and non-avoidability of any of the Prepetition Indebtedness; and (iii) the Prepetition Indebtedness and any amounts previously paid to the Prepetition Agents or any Prepetition Lender on account thereof or with respect thereto, are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

7. The Prepetition Agents (on their behalf and on behalf of the Prepetition Lenders) hold properly perfected security interests and Liens in and on the Prepetition Collateral by the filing of UCC-1 financing statements, mortgages and other required documents against the ASA Debtors and such Prepetition Collateral with the proper state and county offices for the perfection of such security interests and Liens.

Subject to the time limitations specified in Paragraph 23 below, none of the foregoing acknowledgments or agreements by the ASA Debtors contained in this Paragraph shall be binding on the ASA Debtors’ estates, the Committee or any other party (other than the ASA Debtors) and shall not affect or limit the rights of the Committee or any other party (other than the Debtors) with respect to their rights to assert, pursue or otherwise allege any of the Claims and Defenses (as hereinafter defined) against the Prepetition Agents and the Prepetition Lenders in accordance with and subject to the terms of this Interim Order.

F. Based on the record before the Court, the terms of the use of the Cash Collateral as provided in this Interim Order and the terms of the DIP Financing Term Sheet have been negotiated at arms’ length and in “good faith,” as that term is used in section 364(e) of the Bankruptcy Code, and are in the best interests of the ASA Debtors, their estates and creditors. The Postpetition Lenders are extending financing to the ASA Debtors, and the Prepetition Lenders are permitting the use of their Cash Collateral, in good faith, and the Postpetition Agent and Postpetition Lenders are entitled to the benefits of the provisions of section 364(e) of the Bankruptcy Code. The Prepetition Lenders’ and the Postpetition Lenders’ security interests, liens, encumbrances, claims, Superpriority administrative expense claims and other protections granted pursuant to the DIP Financing Term Sheet and this Interim Order will not be affected by any subsequent reversal, modification or amendment of this Interim Order or any other order, as provided in section 364(e) of the Bankruptcy Code.

G. An immediate and critical need exists for the ASA Debtors to obtain the DIP Financing and use Cash Collateral in order to continue the operation of their businesses. Without such funds, the ASA Debtors would not be able to meet their payroll and other direct operating expenses, including the costs of administration of these estates, and carry on their businesses in a manner that would avoid irreparable harm to the ASA Debtors’ estates. The use of Cash Collateral alone would be insufficient to meet the ASA Debtors’ immediate postpetition liquidity needs. Moreover, the ASA Debtors are unable to obtain the required funds (i) in the forms of (a) unsecured credit or debt allowable under section 503(b)(l) of the Bankruptcy Code, (b) an administrative expense pursuant to section 364(a) or (b) of the Bankruptcy Code, (c) unsecured debt having the priority afforded by section 364(c)(l) of the Bankruptcy Code or (d) debt secured only as described in section 364(c)(2) or (3) of the Bankruptcy Code or (ii) on terms more favorable than those offered by the Postpetition Lenders under the DIP Financing Term Sheet, this Interim Order, the Final Order and all other agreements, documents, notes or instruments delivered pursuant hereto or thereto or in connection herewith, including the Budget and any collateral documents described in the DIP Financing Term Sheet (collectively, with this Interim Order and the Final Order, the “Postpetition Financing Documents”).

H. The ASA Debtors have requested that, pursuant to the terms set forth in the DIP Financing Term Sheet, the Postpetition Lenders make loans and advances and provide other financial accommodations to the ASA Debtors, and that the Prepetition Lenders consent, or be deemed to have consented, to the use of their Cash Collateral, to be used by the ASA Debtors solely in accordance with the terms of the DIP Financing Term Sheet and this Interim Order. The ability of the ASA Debtors to continue their businesses and reorganize under chapter 11 of the Bankruptcy Code depends upon the ASA Debtors obtaining such Financing and using such Cash Collateral. The ASA Debtors will suffer immediate and irreparable harm if the requested postpetition financing is not available on an interim or final basis. The Postpetition Lenders are willing to make such loans and advances and provide such other financial accommodations to the ASA Debtors on a superpriority and first priority secured basis, as more particularly described herein, pursuant to the terms of the DIP Financing Term Sheet and subject to the entry of this Interim Order, as provided in section 364(e) of the Bankruptcy Code.

I. It is in the best interests of the ASA Debtors’ estates that they be allowed to finance their operations and use Cash Collateral under the terms and conditions set forth herein and in the Postpetition Financing Documents. The relief requested by the Motion is necessary to avoid immediate and irreparable harm to the ASA Debtors’ estates, and good, adequate and sufficient cause has been shown to justify the granting of the relief requested herein, and the immediate entry of this Interim Order.

J. The Prepetition Agents and the Prepetition Lenders have consented, or are deemed to have consented, to the ASA Debtors’ use of the Prepetition Lenders’ Cash Collateral and priming of the liens held by the Prepetition Lenders by the Financing Liens solely on the terms and conditions set forth in this Interim Order. The adequate protection provided herein and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary in order to obtain such consent or non-objection of such parties.

K. The consent of the Prepetition Agents and the Prepetition Lenders to the priming of their liens by the Financing Liens is limited to such priming occurring pursuant to the Postpetition Financing Documents, and shall not extend to any other postpetition financing or to any modified version of the Postpetition Financing Documents (except to the extent modified in this Interim Order or a Final Order and only to the extent the Prepetition Agents and the Required Lenders (as defined in the Prepetition Credit Agreement) consent to such modification).

L. The Financing Liens granted pursuant to this Interim Order to the Postpetition Lenders, are appropriate under section 364(d) of the Bankruptcy Code because, among other things: (i) such security interests and liens do not impair the interests of any holder of a valid, perfected, prepetition security interest or lien in the property of the ASA Debtors’ estates, and/or (ii) the holders of such valid, perfected, prepetition security interests and liens have consented to the security interests and priming liens granted pursuant to this Interim Order to the Postpetition Lenders.

M. Good cause has been shown for the immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b) and (c). In particular, the permission granted herein for the ASA Debtors to execute the Postpetition Financing Documents, to continue using Cash Collateral, and to obtain financing in the Interim Amount pending the Final Hearing, including on a priming lien basis, is necessary to avoid immediate and irreparable harm to the ASA Debtors and their estates. Entry of this Interim Order is in the best interest of the ASA Debtors, their estates and creditors.

NOW, THEREFORE, IT IS HEREBY ORDERED:

1. Motion is Granted. The Motion is granted on the terms and conditions set forth herein. Any objections to the relief sought in the Motion that have not been previously resolved or withdrawn are hereby overruled on their merits. This Interim Order shall become effective immediately upon its entry. To the extent the terms of the other Postpetition Financing Documents differ in any material respect from the terms of this Interim Order, this Interim Order shall control.

2. Postpetition Financing Documents. The ASA Debtors are hereby (i) authorized to enter into the DIP Financing Term Sheet, a Final DIP Agreement (as defined in the DIP Financing Term Sheet), and the other Postpetition Financing Documents, and (ii) authorized to borrow funds up to the Interim Amount of $10,000,000.00 following the entry of this Interim Order and, following the entry of the Final Order, up to an aggregate amount of $20,000,000.00, incur debt, reimbursement obligations and other obligations, grant Liens, make deposits, provide indemnities and otherwise perform their obligations in accordance with the terms and conditions of the Postpetition Financing Documents. After the entry of the Final Order, the Postpetition Financing Documents may be amended, modified, supplemented or the provisions thereof waived in accordance with their terms, without further order of this Court or notice to any party; provided, however, the U.S. Trustee, counsel to the Committee, and counsel to the Prepetition Agent shall be given five (5) business days written notice and shall not have raised an objection prior to any such amendment, modification, supplement or waiver becoming effective. If a timely written objection is made by the U.S. Trustee, counsel to the Committee, or counsel to the Prepetition Agent, such amendment, modification, supplement, or waiver shall only be permitted pursuant to an order of this Court. All obligations owed to the Postpetition Lenders under, or in connection with, the Postpetition Financing Documents, including, without limitation, all loans, advances, other indebtedness, obligations and amounts (contingent or otherwise) owing from time to time under or in connection with the Postpetition Financing Documents, and any and all other obligations at any time incurred by the ASA Debtors to the Postpetition Lenders, are defined and referred to herein as the “Postpetition Obligations.”

3. Waiver of Memorandum of Law. The requirements of Local Bankruptcy Rule 9013-1(b) that a separate memorandum of law be filed in support of the Motion is waived.

4. Term Sheet. The DIP Financing Term Sheet as attached hereto as Exhibit A is approved in its entirety. In the event that any provision of this Interim Order conflicts with any term of the DIP Financing Term Sheet, this Interim Order shall govern.

5. Priming and Other Liens. Effective immediately upon the entry of this Interim Order, the Postpetition Lenders hereby are granted: (a) Priming Liens, subject to the Carve-Out, pursuant to section 364(d)(1) of the Bankruptcy Code, fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected, priming security interests in and liens upon (the “Priming Liens”) all existing and after acquired real and personal, tangible and intangible property of the Borrowers, and a pledge of the equity interest in or of the Borrowers, in each case that constitutes Collateral under the Prepetition Credit Agreement (which does not include the Albion Tax Proceeds as hereafter defined) (the “Priming Lien Collateral”), which shall be senior in all respects to the interests in and liens upon such property of, without limitation, the Prepetition Lenders; and (b) First Liens, subject to the Carve-Out, pursuant to section 364(c)(2) of the Bankruptcy Code, fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected, security interests in and liens upon (the “First Liens” and collectively, with the Priming Liens, the “Financing Liens”) all existing and after acquired real and personal, tangible and intangible property of the Borrowers, and a pledge of the equity interest in or of the Borrowers, in each case that does not constitute Collateral under the Prepetition Credit Agreement, (which excludes the Albion Tax Proceeds as hereafter defined), whether created, existing, or acquired prior or subsequent to the commencement of the Cases, excluding all causes of action arising under Chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action, and any and all proceeds thereof (the “First Lien Collateral” and together with the Priming Lien Collateral, the “Collateral”). The Financing Liens are subject only to (i) non-avoidable, valid, enforceable and perfected Permitted Liens (as defined in the Prepetition Credit Agreement) and the TIF Liens (as hereafter defined) in existence on the Petition Date, (ii) non-avoidable, valid, enforceable and perfected liens that are capitalized leases, purchase money security interests or mechanics’ liens in existence on the Petition Date, (iii) non-avoidable, valid, enforceable liens that are capitalized leases, purchase money security interests or mechanics’ liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, and (iv) rights of setoff permitted under section 6 of each Master Agreement (as defined in the Prepetition Credit Agreement); provided, however, that notwithstanding the Financing Liens, the Borrowers’ professionals may use and apply any retainer held by such professionals to allowed fees.

6. SuperPriority Claim. Subject to the Carve-Out, pursuant to section 364(c)(1) of the Bankruptcy Code, all amounts owing by the ASA Debtors under the DIP Revolving Facility in respect thereof at all times will constitute allowed superpriority administrative expense claims in the ASA Debtors’ respective Cases, having priority over all administrative expenses or other claims of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 or 1114 of the Bankruptcy Code (“Superpriority”); provided that any such Superpriority claims may not be paid out of the proceeds of any avoidance actions arising under chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action.

7. Conditions Precedent. The Postpetition Lenders shall have no obligation to lend under the DIP Revolving Facility unless and until the following conditions precedent have been satisfied or waived: (a) the ASA Debtors shall have duly executed and delivered to the Postpetition Agent the DIP Financing Term Sheet in form and substance satisfactory to the Postpetition Lenders; (b) the Interim Order shall have been entered by the Court; (c) the ASA Debtors shall have delivered to the Postpetition Agent a 13 week cash flow forecast in form and substance satisfactory to the Postpetition Lenders; (d) the ASA Debtors shall have delivered to the Postpetition Agent a Borrowing Base Certificate in accordance with the DIP Financing Term Sheet; and (e) no Event of Default shall have occurred and be continuing.

8. Carve-out. Other than the Non-Obligor Transfer Liens, the Financing Liens, superpriority claim and any adequate protection liens and claims granted under this Interim Order and the Final Order shall be junior and subordinate to (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 § U.S.C. 1930, (ii) all accrued but unpaid fees and expenses of the attorneys, accountants or other professionals retained by the Borrowers and any statutory committee(s) appointed in the ASA Debtors’ Chapter 11 Cases under section 327 or 1103(a) of the Bankruptcy Code (collectively, the “Professionals”), allocable to the ASA Debtors under and to the extent set forth in the Budget and incurred prior to the delivery of notice of an Event of Default, and (iii) an amount not exceeding $1 million in the aggregate, which amount may be used after the occurrence and during the continuation of an Event of Default, to pay the allowed fees and expenses of professionals retained by the ASA Debtors and any statutory committee appointed in the Chapter 11 Cases, but in each case only for work allocable to the ASA Debtors and their Chapter 11 Cases, and approved by the Court; provided, however, that the ASA Debtors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code in accordance with the Budget, and the Carve-out set forth in the foregoing clause (iii) shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred in a Budget period (to the extent ultimately allowed by the Bankruptcy Court) prior to the occurrence of an Event of Default in respect of which such Carve-out is invoked; and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation sought by the Professionals. Neither the proceeds of the DIP Financing nor the Carve-out may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to (i) the DIP Revolving Facility or the security interests and liens of the Postpetition Lenders with respect thereto or otherwise litigate against the Postpetition Lenders or (ii) the Prepetition Credit Agreement or the security interests and liens of the Prepetition Lenders with respect thereto or otherwise litigation against the Prepetition Lenders. Notwithstanding the foregoing, the Committee may spend up to an aggregate amount not to exceed $200,000 to investigate any potential claims against the Prepetition Agents or Prepetition Lenders, and any potential defenses to their claims, security, interests and liens.

9. Cash Collateral. Subject to the terms and conditions set forth in this Interim Order, the ASA Debtors are authorized, pursuant to section 363(c)(2)(B) of the Bankruptcy Code, to use the Prepetition Lenders’ Cash Collateral for the period of time from the date hereof until the occurrence of a “Termination Event”, which, shall mean the earliest to occur of (i) 45 days after the date of entry of this Interim Order if the Final Order has not been entered by such date; (ii) the occurrence of the Maturity Date; (iii) the determination by the Postpetition Lenders to terminate the DIP Financing following the occurrence of any Event of Default; (iv) the date on which neither this Interim Order or the Final Order remain in full force and effect; (v) the date on which any Cash Collateral is not expended in accordance with the provisions of this Interim Order, the Budget (as in effect on the date hereof), or the DIP Financing Term Sheet (as in effect on the date hereof), (vi) the date on which the ASA Debtors seek or receive authorization from this Court to borrow more than the principal amount of $20,000,000.00 (inclusive of any borrowings authorized under this Interim Order) under the Postpetition Financing Documents or any other financing arrangements prior to, on or after entry of the Final Order without being authorized, direct and required, as a condition to such additional borrowings, to immediately and indefeasibly repay and satisfy in full, in cash all of the Postpetition Obligations from the proceeds of such additional borrowings, (vii) the date on which any or all of the ASA Debtors’ Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code, (viii) the date on which a trustee or examiner with expanded powers is appointed in any of the ASA Debtors’ Chapter 11 Cases, or (ix) the date on which the ASA Debtors fail to make any payments to the Prepetition Lenders when due in accordance with this Interim Order.

10. Limitation on use of Cash Collateral and DIP Financing. Notwithstanding anything herein to the contrary and except as permitted by Paragraph 8 herein, for so long as the

ASA Debtors are authorized to use the Prepetition Lenders’ Cash Collateral, neither the Cash Collateral of the Prepetition Lenders nor the DIP Financing proceeds may be used directly or indirectly by the ASA Debtors, the Committee or any other Debtor or other person or entity to object to or contest in any manner the Prepetition Indebtedness or Prepetition Liens, or to assert or prosecute any actions, claims or causes of action (including, without limitation, any claims or causes of action under chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action) against any of the Prepetition Agents or Prepetition Lenders without the consent of the applicable Prepetition Agents and the Prepetition Lenders.

11. Adequate Protection Payments. The Prepetition Lenders are entitled, pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, to adequate protection of their interests in the Priming Lien Collateral equal in amount to the aggregate diminution, if any, in value of their interests in the Prepetition Collateral, including without limitation, any such diminution resulting from (i) the sale, lease or use by the ASA Debtors of any Prepetition Collateral, and (ii) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Adequate Protection Claim”). As adequate protection, the Prepetition Agents and the Prepetition Lenders are hereby granted the following:

a. Adequate Protection Liens. The Prepetition Agents (for the benefit of the Prepetition Lenders) are hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution by the ASA Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements) replacement security interests in and liens upon all the Collateral (as defined in the Prepetition Credit Agreement), subject and subordinate only to (i) the security interests and liens granted to the Postpetition Agent for the benefit of the

Postpetition Lenders in this Interim Order and pursuant to the Final DIP Agreement and any liens on the Collateral to which such liens so granted to the Postpetition Agent are junior, and (ii) the Carve-out.

b. Adequate Protection Claim. The Adequate Protection Claim of the Prepetition Lenders shall have Superpriority status, subject only to the Superpriority status of the obligations under the DIP Revolving Facility and the Carve-out. For the avoidance of doubt, the Adequate Protection Claim shall not be paid out of the proceeds of any avoidance actions arising under chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action.

c. Fees and Expenses. The ASA Debtors shall pay all reasonable fees, out-of-pocket costs and expenses of the Prepetition Agents and the Prepetition Lenders under the Credit Agreement, including, but not limited to, the reasonable fees, charges and disbursements of the Prepetition Agents and the Prepetition Lenders, counsel and financial consultants for the Prepetition Agents and the Prepetition Lenders, taken as a whole, whether incurred prior to or subsequent to the Petition Date. All fees and expenses shall be paid after copies of invoices (which shall set forth such fees and expenses in reasonable detail) for any applicable professional are provided to the ASA Debtors and the Committee and neither the ASA Debtors nor the Committee interpose any written objection (delivered to such professional) to such invoices within fifteen (15) days of delivery by the relevant professional to the ASA Debtors and the Committee, provided that, to the extent an objection to any such invoices is interposed within the foregoing fifteen (15) day period, the applicable professional shall be paid those fees and expenses for which there is no objection and the objecting party and the applicable professional shall seek to resolve any such objection within ten (10) days of such objection and, if the objection cannot be resolved either the professional or the objecting party shall be permitted to seek a ruling by the Court as to the reasonableness of such fees and/or expenses on at least five (5) business days’ notice.

d. Monitoring of Collateral. The Prepetition Lenders shall be permitted to retain expert consultants/financial advisors at the expense of the ASA Debtors, which consultants/advisors shall be given reasonable access for purposes of monitoring the business of the ASA Debtors and the value of the Collateral.

e. Other Adequate Protection. The Prepetition Lenders shall be entitled to such other adequate protection as reasonably agreed upon by the Postpetition Agent, Postpetition Lenders, Prepetition Lenders, the Committee, and the ASA Debtors or as otherwise granted by the Court.

12. Additional Adequate Protection Liens and Claims. Any (i) disposition of property by any ASA Debtor to discharge perform or satisfy (in whole or in part) any indebtedness or trade indebtedness of any Debtor other than one of the ASA Debtors (the “Non-Obligor Debtors”), (ii) rendering of any service by any ASA Debtor to or for the benefit of any Non-Obligor Debtor or (iii) incurrence of any indebtedness or trade indebtedness, by any ASA Debtor to or for the benefit of any Non-Obligor Debtor (each of (i) through (iii) constituting a “Non-Obligor Transfer”) entered into or effected by any ASA Debtor will automatically create an obligation (“Non-Obligor Reimbursement Obligation”) by such Non-Obligor Debtor to repay, reimburse or otherwise satisfy such ASA Debtor for such Non-Obligor Transfer, and such Non-Obligor Reimbursement Obligation will be absolutely and jointly and severally owed to each of the ASA Debtors.

(a) As security for the full and timely payment and performance of all Non-Obligor Reimbursement Obligations as and when due, each Non-Obligor Reimbursement Obligation will at all times in each case subject to the Carve-Out:

(i) Superpriority Non-Obligor Transfer Claim, pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to a claim against any Non-Obligor Debtor in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other Postpetition claims (other than (x) other Superpriority Non-Obligor Transfer Claims, (y) claims (if any) granted in favor of lenders (or their agent) providing a credit facility approved by this Court under which postpetition debtor-in-possession financing is provided to US BioEnergy Corporation, together with each of its wholly-owned subsidiaries (a “US BioEnergy DIP Facility”) or VeraSun Energy Corporation, together with certain of its wholly-owned subsidiaries (a “VSE DIP Facility”), which financings are secured by one or more liens or claims pursuant to section 364(c) and 364(d) of the Bankruptcy Code and (z) superpriority claims granted in connection with adequate protection Liens with respect to Prepetition Liens that are primed or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to any DIP facilities provided with respect to any of the Debtors other than the ASA Debtors)

against the Non-Obligor Debtor, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, and shall at all times be senior to the rights of the Non-Obligor Debtor, the Non-Obligor Debtor’s estate and any successor trustee, estate representative or any creditor, in the Cases or any subsequent cases or proceedings under the Bankruptcy Code;

(ii) Non-Obligor Transfer Lien, pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority Lien on all prepetition and postpetition assets, whether existing now or hereafter acquired, of any kind or nature of any Non-Obligor Debtor to or for whose benefit a Non-Obligor Transfer is made (including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, securities, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreement and other intellectual property and capital stock of subsidiaries of the Non-Obligor Debtor, all other tangible and intangible property of the Non-Obligor Debtor’s estate, excluding any avoidance actions under chapter 5 of the Bankruptcy Code and any proceeds thereof (except for Bankruptcy Code section 549 actions and any proceeds thereof) (the “Non-Obligor Transfer Collateral”), that is not subject to any valid lien in existence on the Petition Date, that (A) was perfected and non-avoidable on the Petition Date or (B) is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which lien shall be junior in priority only to liens (if any) granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of a lender (or its agent) providing a US BioEnergy DIP Facility or a VSE DIP Facility and any adequate protection liens with respect to Prepetition Liens that are primed or cash collateral that is utilized and any liens permitted under the financing documents relating thereto that are permitted to be senior to a US BioEnergy DIP Facility or a VSE DIP Facility;

(iii) Non-Obligor Transfer Lien, pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected silent junior lien (together with the lien granted pursuant to the preceding subparagraph (ii), the “Non-Obligor Transfer Liens”) on all prepetition and postpetition Non-Obligor Transfer Collateral that is subject and subordinate to any valid lien in existence on the Petition Date, that (A) was perfected and non-avoidable on the Petition Date or (B) is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which lien shall be subject and subordinate to liens (if any) granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of lenders providing a US BioEnergy DIP Facility or VSE DIP Facility and any adequate protection Liens with respect to Prepetition Liens that are primed or cash collateral that is utilized and any liens permitted under the financing documents relating thereto that are permitted to be senior to a US BioEnergy DIP Facility or VSE DIP Facility; and

(iv) be subject to the absolute right of any ASA Debtor that makes a Non-Obligor Transfer to set off the amount of any indebtedness, trade indebtedness or other obligation owed to any Non-Obligor Debtor against the amount of all Non-Obligor Reimbursement Obligations owed to such ASA Debtor by such Non-Obligor Debtor.

(b) In the event that any Non-Obligor Debtor disputes the asserted amount of any Non-Obligor Reimbursement Obligation, the Non-Obligor Debtor responsible for payment or satisfaction of such Non-Obligor Reimbursement Obligation shall promptly pay or satisfy the portion of such Non-Obligor Reimbursement Obligation that is not disputed, and promptly thereafter submit the dispute to this Court for resolution.

(c) The Superpriority Non-Obligor Transfer Claims and Non-Obligor Transfer Liens shall not be satisfied or payable from any causes of action arising under chapter 5 of the Bankruptcy Code or any proceeds thereof (excluding Bankruptcy Code section 549 actions and any proceeds thereof).

(d) In the event of a sale of any Non-Obligor Transfer Collateral pursuant to which all liens that are senior in priority to the Non-Obligor Transfer Liens on such Non-Obligor Transfer Collateral are released by the holders of such liens, the Non-Obligor Transfer Liens shall be deemed to be automatically released.

(e) The holders of the liens granted in this paragraph 12 shall not (i) contest, protest, or object to any motion for relief from the automatic stay filed by the holders of liens senior to such liens, (ii) contest, protest or object to any foreclosure proceeding or action brought by the holders of liens senior to such liens or any other exercise by the holders of liens senior to such liens of any rights and remedies relating to the collateral subject to such senior liens or otherwise, (iii) object to the forbearance by holders of the senior liens from bringing or pursuing any foreclosure proceeding, claim or action or any other exercise of any rights or remedies relating to the collateral subject to the senior liens or otherwise, (iv) oppose or vote against any plan of reorganization for which the holders of senior liens vote in favor, or (v) take any action that would impede or impair the rights or remedies of the holders of liens senior to such liens with respect to such liens or claim secured by such liens.

13. Limitations on Priming of the Non-Obligor Transfer Liens. Until the repayment in full of all obligations arising under the DIP Revolving Facility and commitments under the DIP Revolving Facility have terminated, the ASA Debtors agree that they will not prime or seek to prime the Non-Obligor Transfer Liens provided under this Interim Order by offering a subsequent lender or other party a lien on the Non-Obligor Transfer Collateral with a priority that is superior to or pari passu with the priority of the Non-Obligor Transfer Liens; provided, that the ASA Debtors may offer or provide a lien on the Non-Obligor Transfer Collateral with a priority that is equal or superior to the priority of the Non-Obligor Transfer Liens to the extent permitted under section 10(e) of this interim order.

14. Postpetition Lien Perfection. This Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the liens granted herein, including the Non-Obligor Transfer Liens, without the necessity of filing or recording any financing statement or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any action (including, for the avoidance of doubt, entering into any deposit account control agreement) to validate or perfect the liens granted in this Interim Order or the DIP Financing Term Sheet or to entitle the Prepetition Agents and the Postpetition Agent to the priorities granted in the DIP Financing Term Sheet. Notwithstanding the foregoing, the Prepetition Agents and the Postpetition Agent may take action, and shall be granted relief from the automatic stay, to evidence, confirm, validate or perfect, or to insure the contemplated priority of, the liens granted to the Prepetition Agents for and on behalf of the Prepetition Lenders and the liens granted to the Postpetition Agents for and on behalf of the Postpetition Lenders, and the ASA Debtors shall execute and deliver to the Prepetition Agents and the Postpetition Agent all such financing statements, mortgages, notices and other documents as the Prepetition Agents and the Postpetition Agent may reasonably request in connection therewith. Each and every federal, state and local government agency or department may accept the entry by this Court of this Interim Order as evidence of the validity, enforceability and perfection on the Petition Date of the liens granted herein and in the other Postpetition Financing Documents to the Postpetition Lenders; provided, further that, with the exception of priming the liens held by the Prepetition Lenders, nothing herein is intended to affect the validity, enforceability or perfection of the Prepetition Lenders’ liens, which validity, enforceability or perfection (if any) shall be preserved.

15. Proceeds of Subsequent Financing or Sale. If at any time prior to the repayment in full of all obligations arising under the DIP Revolving Facility, including subsequent to the confirmation of any plan in the Cases, any of the ASA Debtors, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall obtain credit or incur debt pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of this Interim Order or the Final Order or shall receive proceeds from a sale of Collateral pursuant to section 363(b) of the Bankruptcy Code, or from a sale of any other Collateral after the satisfaction of liens that are senior to the Postpetition Agent’s, then all of the cash proceeds derived from such credit, debt, or sale shall immediately be turned over to the Postpetition Agent for the pro rata reduction of the obligations under the DIP Revolving Facility. Upon the full satisfaction of the obligations under the DIP Revolving Facility, excess proceeds, if any, shall be immediately turned over to the ASA Debtors for the pro rata reduction of obligations under the Prepetition Credit Agreement in accordance with its terms and conditions, so long as the Prepetition Indebtedness and/or Prepetition Liens are not then subject to a Challenge (as defined herein) or have not been invalidated pursuant to a final and non-appealable order. Any cash proceeds remaining after satisfaction in full of the obligations under the DIP Revolving Facility and the Prepetition Credit Agreement shall be held by the ASA Debtors for distribution to creditors of the ASA Debtors under a Chapter 11 plan of reorganization.

16. Modification of Automatic Stay. For purposes of this Interim Order and the Postpetition Agent’s or the Postpetition Lenders’ exercise of any and all of their remedial rights upon the occurrence and during the continuance of an Event of Default, the automatic stay imposed by section 362(a) of the Bankruptcy Code shall be automatically vacated and modified after five (5) business days’ prior notice to the ASA Debtors, counsel to the Prepetition Agents, counsel to the Prepetition Lenders, counsel to the Committee, and any statutory committee appointed in the Cases.

17. Covenants. The ASA Debtors shall comply with the covenants set forth in the DIP Financing Term Sheet.

18. Insurance Policies. Upon entry of this Interim Order, the Postpetition Agent, for the benefit of the Postpetition Lenders, shall be and shall be deemed to be, without any further action or notice, named as an additional insured on each insurance policy maintained by the ASA Debtors which in any way relates to the Collateral.

19. Expenses. The ASA Debtors are authorized and directed, without further order of the Court, to reimburse the Postpetition Agent and the Postpetition Lenders for all reasonable out-of-pocket costs and expenses incurred in connection with the transaction, including, without limitation, related due diligence and preparation, negotiation, execution, delivery, administration and enforcement of the definitive documentation and ongoing expenses related to the DIP Revolving Facility and the Cases, including attorney and advisor fees and expenses, limited, in the case of attorneys and advisors, to the reasonable fees, charges and disbursements of counsel and financial consultants for the Postpetition Agent and the Postpetition Lenders, taken as a whole. The ASA Debtors are also authorized and directed, without further order of the Court, to pay the fees and expenses of the Prepetition Agents, the Accounts Bank (as defined in the Prepetition Credit Agreement) and the Prepetition Lenders as set forth in the DIP Financing Term Sheet.

20. Governing Law. The DIP Financing Term Sheet, the DIP Revolving Facility and all documentation in connection with the DIP Revolving Facility shall be governed by the laws of the State of New York applicable to agreements made and performed in such state, except as governed by the Bankruptcy Code.

21. No Marshaling. The Postpetition Lenders shall not be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to any of the Collateral.

22. Section 552(b). Upon entry of this Interim Order approving the DIP Financing Term Sheet and the DIP Revolving Facility, the Postpetition Lenders shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Postpetition Lenders with respect to proceeds, products, offspring or profits of any of the Collateral.

23. Section 506(c). Upon entry of the Final Order approving the DIP Financing Term Sheet and the DIP Revolving Facility, no costs or expenses of administration which have been or may be incurred in the Cases at any time shall be charged against the Prepetition Lenders or the Postpetition Lenders, their claims, or the Prepetition Lenders’ or the Postpetition Lenders’ Collateral, pursuant to sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent of the Postpetition Lenders or the Prepetition Lenders, as applicable, and no such consent shall be implied from any other action, inaction, or acquiescence by the Postpetition Lenders or the Prepetition Lenders.

24. No Liens on Avoidance Actions. The Non-Obligor Transfer Liens, the Financing Liens and adequate protection Liens and the Postpetition Lenders’ superpriority administrative expense claim granted pursuant to this Interim Order do not extend to causes of action under Chapter 5 of the Bankruptcy Code, or to proceeds thereof, except for Bankruptcy Code section 549 causes of action.

25. Release of Claims and Defenses.

(a) Subject to entry of the Final Order and the rights of the Committee or other party in interest as provided in the following subparagraph, the ASA Debtors in their individual capacities forever release, waive and discharge the Prepetition Agents, the Accounts Bank and the Prepetition Lenders (whether in its respective prepetition or postpetition capacity), together with its respective officers, directors, employees, agents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Prepetition Financing Documents, including the Prepetition Credit Agreement, any aspect of the prepetition relationship between the ASA Debtors relating to any of the Prepetition Financing Documents or any transaction contemplated thereby, on the one hand, and any or all of the Released Parties, on the other hand, or any other acts or omissions by any or all of the Released Parties in connection with any of the Prepetition Financing Documents or their prepetition relationship with the ASA Debtors or any affiliate thereof relating to any of the Prepetition Financing Documents or any transaction contemplated thereby, including, without limitation, any claims or defenses as to the extent, validity, priority or perfection of the Prepetition Liens or Prepetition Indebtedness, “lender liability” claims and causes of action, any actions, claims or defenses under chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action, or any other claims and causes of action (all such claims, defenses and other actions described in this Paragraph are collectively defined as the “Claims and Defenses”). Nothing contained in this subparagraph shall affect the rights of the Committee or any other party in interest to undertake any action, on its own behalf, or on behalf of the ASA Debtors’ estates, with respect to, including, without limitation, any investigation or prosecution of, Claims and Defenses that is permitted in subparagraphs (b) and (c) of this Paragraph.

(b) Notwithstanding anything contained herein to the contrary and subject to limitations imposed with respect to the Carve-out, the extent, validity, priority, perfection and enforceability of the Prepetition Indebtedness, and Prepetition Liens, and all acknowledgments, admissions, confirmations, and releases of the ASA Debtors above, are for all purposes subject to the rights of any party in interest, other than a Debtor, to seek to invalidate, or otherwise challenge (including a determination of the validity, priority, and extent of any lien of) the Prepetition Indebtedness or Prepetition Liens, including by properly filing a complaint pursuant to Bankruptcy Rule 7001 or by otherwise properly asserting a contested matter (any of these actions, a “Challenge”); provided, however, that, to the extent not previously resolved by confirmation and consummation of any chapter 11 plan of reorganization, any such Challenge must be commenced or asserted in this Court within ninety (90) days after appointment of the Committee of unsecured claimholders under section 1102 of the Bankruptcy Code. Except to the extent that a Challenge is timely commenced within such time period (or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of subparagraph (c) of this Paragraph), then any and all Claims and Defenses against any of the Released Parties shall be, without further notice to or order of the Court, deemed to have been forever relinquished, released and waived as to such Committee and other person or entity, and if such Challenge is timely asserted on or before such date, any and all Claims and Defenses that are not expressly asserted in such Challenge shall be deemed, immediately and without further action, to have been forever relinquished, released and waived as to such Committee and other person or entity.

(c) Except to the extent that a Challenge is timely commenced within such time period, or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of this subparagraph, then, without the requirement or need to file any proof of claim with respect thereto, (i) the Prepetition Indebtedness shall constitute allowed, secured claims for all purposes in the ASA Debtors’ Chapter 11 Cases and any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 proceedings if any of the ASA Debtor’s Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code (a “Successor Case”), (ii) the Prepetition Liens (as applicable) shall be deemed legal, valid, binding, enforceable, perfected, not subject to subordination (except as to the Financing Liens and as otherwise specified in this Interim Order, the other Postpetition Financing Documents and the Prepetition Financing Documents) or avoidance for all purposes in any of the ASA Debtors’ Chapter 11 Cases and any Successor Case, (iii) the release of the Claims and Defenses against the Released Parties shall be binding on all parties in interest in the ASA Debtors’ Chapter 11 Cases and any Successor Cases, and (iv) the Prepetition Indebtedness, the Prepetition Liens (as applicable), releases of the Claims and Defenses against the Released Parties (as applicable), and prior payments on account of or with respect to the Prepetition Indebtedness shall not be subject to any other or further claims, cause of action, objection, contest, setoff, defense or challenge by any party in interest for any reason, including, without limitation, by any successor to or estate representative of any ASA Debtor.

26. Prepetition Credit Agreement Master Proof of Claim. The Prepetition Agents shall (to the extent necessary) be authorized (but not required) to file a master proof of claim against the ASA Debtors (a “Master Proof of Claim”) on behalf of themselves and the applicable Prepetition Lenders on account of their respective prepetition claims arising under the Prepetition Financing Documents, and the Prepetition Agents shall not be required to file a verified statement pursuant to Bankruptcy Rule 2019. If the Prepetition Agents should file a Master Proof of Claim against the ASA Debtors, the Prepetition Agents and each Prepetition Lender (as applicable) and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in respect of its claims against the ASA Debtors arising under the respective Prepetition Financing Documents, and such shall be allowed or disallowed as if such entity had filed a separate proof of claim in each ASA Debtor’s Chapter 11 Case in the amount set forth in the applicable Master Proof of Claim. The Prepetition Agents shall further be authorized to amend its Master Proof of Claim from time to time.

27. Town of Linden Debt Service Reserve Fund. The Town of Linden, ASA Linden, LLC, the Prepetition Lenders, the Postpetition Lenders, and the agents, employees, servants, representatives, and administrators of each of the foregoing reserve their respective rights, if any, as to certain funds on deposit with or on behalf of the Town of Linden (the “Linden Debt Service Reserve Fund”). Notwithstanding anything contained herein to the contrary, including, without limitation, the provisions of Paragraph 11(a) and subparagraphs (b) and (c) of Paragraph 23, neither the entry of this Interim Order, nor the passage of time, shall affect such rights, if any, or otherwise prejudice the ability of the aforementioned parties to seek a determination by the Court as to the extent of their respective interest, if any, in, to or under the Linden Debt Service Reserve Fund.

28. Certain Collateral Relating to Albion Plant (as defined in the Prepetition Credit Agreement). Dougherty Funding, LLC (“Dougherty”), ASA Albion, LLC (“ASA Albion”), the Prepetition Lenders and the Postpetition Lenders reserve their respective rights, if any, as to (i) proceeds of the TIF Promissory Note of Albion, dated August 17, 2007, held in the TIF Project Fund and the TIF Note Fund (as both such Funds are defined in the Pledge Agreement between ASA Albion and Dougherty Funding, dated August 17, 2007, (the “Dougherty Pledge Agreement”)); (ii) the Taxable Tax Increment Revenue Note (ASA Albion, LLC Project), Series 2007 (the “Series 2007 Note”), issued by the City of Albion, Nebraska, in the original aggregate principal amount of $5,000,000, and transferred to ASA Albion; (iii) the rights and interests of ASA Albion in the First Amended and Restated Redevelopment Contract, dated as of July 17, 2007 (the “Redevelopment Contract”), between the City of Albion, Nebraska and ASA Albion; (iv) the TIF Revenues (as defined in the Redevelopment Contract) and the Tax Incremental Revenues (as defined in the ordinance referenced in clause (B) of this paragraph (iv)) derived from (A) the Redevelopment Contract, (B) an ordinance adopted by the Council of the City of Albion, Nebraska on July 17, 2007, and (C) the Series 2007 Notes; (v) all payments in lieu of taxes and liquidated damages paid to ASA Albion by the City of Albion, Nebraska pursuant to the Redevelopment Contract or the Series 2007 Notes; and (vi) all replacements, substitutions, repairs and proceeds relating to the items set forth in clauses (i) through (v) immediately above, and all documents, ledger sheets, and files of ASA Albion relating to the above (collectively, (i) through (vi) above shall be referred to as the “Albion Tax Proceeds”). Pursuant to the Dougherty Pledge Agreement, ASA Albion granted Dougherty a first priority security interest in the Albion Tax Proceeds (the “TIF Liens”). Notwithstanding anything contained herein to the contrary, including, without limitation, the provisions of Paragraph 11(a) and subparagraphs (b) and (c) of Paragraph 23, neither the entry of this Interim Order, nor the passage of time, shall affect such rights, if any, or otherwise prejudice the ability of the aforementioned parties to seek a determination by the Court as to the extent of their respective interest, if any, in, to or under the Albion Tax Proceeds.

29. Other Rights and Obligations.

(a) Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings set forth on the record of this matter and contained in this Interim Order and in accordance with Section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended or vacated by a subsequent order of this or any other Court, the Postpetition Lenders are entitled to the protections provided in Section 364(e) of the Bankruptcy Code and no such modification, amendment or vacation shall affect the validity and enforceability of any advances made hereunder or lien or priority authorized or created hereby.

(b) Chapter 11 Plan. Any order confirming a chapter 11 plan in any of the Cases shall provide that, upon effectiveness thereof, all obligations and indebtedness owing to the Postpetition Lenders pursuant to the DIP Revolving Facility or the Final DIP Agreement shall be paid in full. The obligations of the ASA Debtors in respect of the DIP Revolving Facility or the Final DIP Agreement shall not be discharged by the entry of an order confirming a chapter 11 plan in any Case and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the ASA Debtors have waived such discharge of their obligations thereunder.

(c) The Superpriority claims, the Financing Liens, the Non-Obligor Transfer Liens, the Superpriority Non-Obligor Transfer Claim, the Prepetition Lenders’ Adequate Protection Claim and Adequate Protection Liens granted under this Interim Order will continue in any superseding case or cases for the ASA Debtors under any chapter of the Bankruptcy Code, and such claims, liens and security interests will maintain their priority as provided in this Interim Order until the DIP Revolving Facility is fully repaid.

(d) Binding Effect. The provisions of this Interim Order and the DIP Financing Term Sheet shall be binding upon and inure to the benefit of the Prepetition Lenders, the Postpetition Lenders, the ASA Debtors, the Prepetition Agents, the Accounts Bank, and their respective successors and assigns (including any subsequent or other trustee or fiduciary hereinafter appointed as a legal representative of an ASA Debtor or with respect to the property of the estate) whether in the Cases, in any successor cases, or upon dismissal of any such chapter 11 or chapter 7 case. No obligation, payment, transfer or grant of security under this Interim Order shall be stayed, restrained, voided or recovered under the Bankruptcy Code or any applicable nonbankruptcy law, or subjected to any defense, reduction, setoff, recoupment or counterclaim.

(e) No Waiver. The failure of the Postpetition Lenders to seek relief or otherwise exercise their rights and remedies under this Interim Order or the DIP Financing Term Sheet, as applicable, shall not constitute a waiver of any of the rights of the Postpetition Lenders hereunder, thereunder, or otherwise. Except as provided herein, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair (i) the rights of the Postpetition Lenders under the Bankruptcy Code or other non-bankruptcy law, including, without limitation, the rights of the Postpetition Lenders to (a) request modification of the automatic stay under section 362 of the Bankruptcy Code, (b) request dismissal of any of the Cases, conversion of any of the Cases to cases under chapter 7 of the Bankruptcy Code, or appointment of a chapter 11 trustee or examiner, or (ii) any of the rights, claims or privileges (whether legal, equitable or otherwise) of the Postpetition Lenders. No waiver or modification of any of the provisions, terms or conditions in this Interim Order or the DIP Financing Term Sheet may be effectuated, except by written and signed agreements between the Postpetition Agent and the ASA Debtors.

(f) No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any other direct, indirect or incidental beneficiary.

(g) Survival of Interim Order. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (i) confirming any plan of reorganization in these Cases, (ii) converting these Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Cases, and the terms and provisions of this Interim Order, including, but not limited to, the financing protections granted hereunder, shall continue in full force and effect notwithstanding the entry of such order, and such protections shall retain their effect as provided by this Interim Order until all obligations of the ASA Debtors pursuant to this Interim Order are indefeasibly paid in full and discharged (such payment being without prejudice to any terms or provisions contained in this Interim Order which survive such discharge by its terms).

(h) Enforceability. This Interim Order shall constitute findings of fact and conclusions of law pursuant to Rule 7052 of the Bankruptcy Rules and shall take effect and be fully enforceable immediately upon execution hereof.

(i) Objections Overruled. All objections, if any, to the Motion to the extent not withdrawn or resolved, are hereby overruled.

(j) All Rights Preserved. The rights of any party in interest with respect to any and all claims, defenses, and objections relating to the ASA Debtor’s officers and directors and the Postpetition Lenders are not in any way waived or modified by entry of this Interim Order and are specifically preserved.

(k) Final Hearing. The Final Hearing to consider the Final Order providing final approval of the DIP Revolving Facility is scheduled for January 8, 2009 at 10:00 a.m. at the United States Bankruptcy Court for the District of Delaware. On or before December 10, 2008, the ASA Debtors shall serve, by United States mail, notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”), together with copies of this Interim Order, and the proposed Final Order and the ASA Debtors’ Motion, on: (a) the U.S. Trustee for the District of Delaware; (b) counsel for WestLB AG, New York Branch, the Administrative Agent for the ASA Debtors’ prepetition secured lenders and for the ASA Debtors’

proposed postpetition lenders; (c) the creditors holding up to the 20 largest unsecured claims against each ASA Debtor’s estate; (d) counsel for the ASA Debtors’ equity holders, and (e) counsel for the Committee. The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the Bankruptcy Court no later than on December 30, 2008 at 4:00 p.m. New York time, which objections shall be served so that the same are received on or before such date by: (a) Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, IL 60606, Attn: Tim Pohl, Esq. attorneys for the ASA Debtors, (b) Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112, Attn: Ted Zink, Esq., attorneys for one of the Prepetition Agents and the Postpetition Agent, (c) Kutak Rock LLP, 1650 Farnam Street, Omaha, NE 68102-2186, Attn: Jeff Wegner, Esq., attorneys for one of the Prepetition Agents; (d) the Office of the U.S. Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, DE, 19801, Attn: Mark Kenney, Esq.; and (e) Akin Gump Strauss Hauer and Feld LLP, One Bryant Park, New York, NY 10036, Attn: David H. Botter, Esq. and Shaya Rochester, Esq., proposed attorneys for the Committee.

(l) Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Dated:	Wilmington, Delaware
December 4, 2008

/s/ Brendan Linehan Shannon
UNITED STATES BANKRUPTCY JUDGE

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